Exhibit 10.4
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”), is entered into as of May 17, 2006, by and between Mentor Corporation, a Minnesota corporation (“Seller”), and Rochester Medical Corporation, a Minnesota corporation (“Purchaser”).
     WHEREAS, Seller has entered into that certain purchase agreement with Coloplast A/S, a Danish Corporation (“Coloplast”), dated May 17, 2006 pursuant to which Seller will sell certain of its assets to Coloplast, and Coloplast will assume certain liabilities, in each case relating to Seller’s surgical urology and consumer and clinical healthcare operating segments (the “Coloplast Purchase Agreement”);
     WHEREAS, the Parties are parties to an arbitration proceeding, filed by Purchaser with the American Arbitration Association (the “AAA”) on November 29, 2005, case No. AAA 65 133 M 00317 05 (the “Arbitration”);
     WHEREAS, the Parties have executed a binding Memorandum of Understanding dated as of April 2, 2006 (the “MOU”) pursuant to which, the Parties agreed, among other things, that, subject to the satisfaction of certain conditions, the Arbitration would be dismissed with prejudice, the Parties would execute a mutual settlement and release and Seller would sell, and Purchaser would purchase, the Assets;
     WHEREAS, the MOU provides that the Parties shall use all reasonable efforts to negotiate definitive agreements containing the terms set forth in the MOU and other commercially reasonable terms; and
     WHEREAS, this Agreement is being executed by the Parties to supersede the MOU in its entirety and effect the sale by Seller, and purchase by Purchaser, of the Assets upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, and in consideration of the covenants, representations, warranties, conditions and agreements contained herein, the Parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
     The following terms shall have the following respective meanings for all purposes of this Agreement:
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

     “Cause” means (a) a Transferred Employee’s breach of any trade secret or any confidential information agreement with Purchaser (or a Subsidiary thereof), or written policy of Purchaser or a Subsidiary thereof, (b) willful misconduct by a Transferred Employee, which is injurious to the business of Purchaser, (c) the conviction of, or entry of a guilty plea by, a Transferred Employee for the commitment of, a crime of moral turpitude, (d) substance abuse, including alcohol, (e) taking an action for the purpose of harming the Purchaser or its business, (f) noncompliance with applicable Law in a manner that is injurious to the business of Purchaser, (g) fraud or intentional misrepresentation, or (h) continual, significant absenteeism.
     “Change of Control” means, with respect to a Party, a transaction or series of related transactions that would directly or indirectly: (a) result in or have the effect of a third Person obtaining legal or beneficial ownership of more than 50% of the voting shares (or other voting interests) of such Party (even if such Party is the surviving entity, such as in the case of a reverse triangular merger); or (b) result in the sale, transfer, assignment, exclusive license or other disposition of all or substantially all of the Party’s assets; other than, in the case of (a), a transaction pursuant to which the shareholders of such Party immediately prior to the relevant transaction continue to beneficially own at least 50% of the voting shares (or other voting interests) of such Party or its direct or indirect parent entity immediately following such transaction.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.
     “Code” means the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.
     “Confidentiality Agreement” means the Confidentiality Agreement between Purchaser and Seller, dated January 25, 2006.
     “Constructive Termination” shall mean only a resignation of a Transferred Employee’s employment submitted within forty-five (45) days after the occurrence of any of the following events: (i) a material reduction in the Transferred Employee’s responsibilities, provided that a change of title shall not constitute such a material reduction; (ii) a reduction in the Transferred Employee’s base salary, other than a one-time reduction that applies to substantially all other employees of Purchaser; or (iii) a relocation of the Transferred Employee’s principal office to a location more than fifty (50) miles from the Anoka Facility; and provided in all the above cases the Purchaser has failed to cure the facts and circumstances giving rise to the Constructive Termination within fifteen (15) days after receipt of notice of such resignation.
     “Contracts” means all contracts, binding agreements, options, leases, licenses, sales, binding commitments and other similar instruments.
     “Covenant Breach” means with respect to a Party, a breach of, nonfulfillment or failure to comply with a covenant or agreement made or to be performed pursuant to this Agreement by such Party or a Subsidiary thereof.

     “Derivative Works” shall have the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq.
     “Employee Benefits Plan” means, whether written or oral: (a) any plan, fund, agreement or program which provides health, medical, surgical, hospital, vision or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services; (b) any plan, fund, agreement or program which provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond; (c) any plan, fund, agreement, practice or program which provides severance, unemployment, vacation or fringe benefits (including dependent and health care accounts); (d) any incentive compensation plan, deferred compensation plan, stock option or stock-based incentive or compensation plan, or stock purchase plan; (e) any other “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any other “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (f) any other written or oral plan, agreement or arrangement involving direct or indirect compensation including insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses (including any sale bonuses), stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, as well as any change in control agreements, managing director agreements and other retention arrangements.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.
     “Encumbrance” means any lien, claim, charge, license, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, other than a Permitted Encumbrance.
     “End Date” shall mean the End Date as defined in the Coloplast Purchase Agreement, as the same may be extended pursuant to the terms thereof.
     “Governmental Authority” means any national, supranational, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality, notified body, competent authority, third party governmental designate or regulatory body having appropriate jurisdiction worldwide.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and any regulations promulgated thereunder.
     “Intellectual Property Rights” or “IPR” means all rights associated with any of the following: (a) United States and foreign patents and applications therefor, including any patent or application that is a provisional application, reissue, re-examination, renewal, extension or continuation of a patent or patent application (“Patents”); (b) know-how, trade secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) trademarks, service marks, logos, trade dress rights and similar designation of origin and rights therein, registrations and applications for registration therefor (“Marks”); (e) industrial design rights and any registrations and applications therefor; (f) URLs, WWW address, and domain names (“Internet Properties”); (g) databases and data collections, (including knowledge databases, customer lists and customer databases (such customer lists and customer databases, the “Customer Information”); and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property Rights specifically excludes contractual rights, including license grants, and the tangible embodiment of any of the foregoing.
     “Knowledge” means the actual knowledge of a Party’s executive officers.
     “Laws” means any applicable laws, statutes, ordinances, regulations, rules, interpretations, or orders of any Governmental Authority anywhere in the world.
     “Liabilities” means any and all debts, liabilities, obligations and duties (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether latent or patent, whether determined or undetermined, and whether due or to become due).
     “Licensed Field” means the manufacture of SMECs.
     “Licensed IPR” means all IPR owned or licensable by Seller as of the Closing that absent a license would be infringed by the manufacture of SMECs by Purchaser immediately after the Closing; provided however that “Licensed IPR” shall not include any Patents, Marks, Internet Properties or Customer Information.
     “Losses” means any and all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.
     “Operative Agreements” means the Bill of Sale, the Release, the Lease, the Dismissal and the Termination.
“Parties” means Seller and Purchaser, and each individually a “Party.”
     “Permitted Encumbrance” means any or all of the following: (a) licenses or other non-exclusive Intellectual Property Rights granted prior to the date of this Agreement by Seller to any third Person; and (b) Encumbrances which do not materially detract from the use of the Assets other than liens recorded pursuant to UCC-1 financing statements filed in the State of Minnesota.
     “Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint stock company, Governmental Authority or other entity.

     “Purchase Price” has the meaning set forth on Schedule 1.1.
     “Purchaser Benefits Plans” means the Employee Benefits Plans of Purchaser (or a Subsidiary thereof).
     “Purchaser Material Adverse Effect” means any change that is materially adverse to the net assets or financial condition of Purchaser and its Subsidiaries taken as a whole or to the ability of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements.
     “Purchaser SMECs” means all inventory of SMECs, including unpackaged SMECs, owned by the Seller as of the Closing that were produced by Purchaser at its facility located at 1 Rochester Medical Drive, Stewartville, Minnesota and that are in substantially the same condition as when received by the Seller from Purchaser (the “Purchaser SMECs”).
     “Registered IPR” means (i) issued Patents and Patent applications, (ii) registered Copyrights and applications to register Copyrights, (iii) registered Marks and applications to register Marks, and (iv) other formal registrations or applications to register Intellectual Property Rights with any Governmental Authority.
     “Seller Benefits Plans” means the Employee Benefits Plans of Seller (or a Subsidiary thereof) under which some or all of the Transferred Employees are eligible to participate immediately prior to the date of this Agreement.
     “Seller Material Adverse Effect” means any change that is materially adverse to the net assets or financial condition of Seller and its Subsidiaries taken as a whole or to the ability of Seller to consummate the transactions contemplated hereby and by the Operative Agreements.
     “Seller SMEC” means an SMEC produced by Seller at the Anoka Facility.
     “SMEC” means a Silicone Male External Catheter.
     “Subsidiary” means with respect to a Party, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more of the other Subsidiaries of such Party or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more Subsidiaries of such Party or a combination thereof.
     “Warranty Breach” means with respect to a Party, an inaccuracy or breach of a representation or warranty expressly made by such Party in the Agreement.

     “Years of Service” means, with respect to any Transferred Employee’s prior service as an employee of either Seller or a Subsidiary of Seller, fully completed calendar years plus the pro rated time described in the following sentence. Not fully completed calendar years shall be counted towards Years of Service at the rate of 1/12th for each full calendar month of service.
     1.1 Other Definitions. The following terms are defined in the sections indicated:

Term	Section
AAA	Recitals
Agreement	Preamble
Anoka Facility	Section 2.2
Arbitration	Recitals
Assets	Section 2.1(f)
Bill of Sale	Section 3.2(a)
Cash Consideration	Section 3.3(b)
Closing	Section 3.1
Closing Date	Section 3.1
Coloplast	Recitals
Coloplast Purchase Agreement	Recitals
Copyrights	Definitions
Dismissal	Section 3.2(c)
Evaluation Material	Section 9.5(a)
Finished Goods	Section 2.1(d)
Internet Properties	Definitions
Lease	Section 3.2(d)
Licensee Party	Section 4.3
Licensor Party	Section 4.3
Marks	Definitions
MEC Agreement	Section 3.2(e)
MOU	Recitals
Offered Employee	Section 8.1
Patents	Definitions
Purchaser	Preamble
Purchaser Employment Liabilities	Section 8.8
Raw Materials	Section 2.1(b)
Release	Section 3.2(b)
Residuals	Section 4.2
Seller	Preamble
Seller Employment Liabilities	Section 8.9
Selling Subsidiary	Section 5.1
Tangible Assets	Section 2.1(a)
Trade Secrets	Definitions

Term	Section
Transferred Employee	Section 8.1
Transferred IPR	Section 2.1(f)
Transfer Taxes	Section 3.4
Transition Marks	Section 4.7(e)
Transition Products	Section 4.7(e)
WIP	Section 2.1(c)
ARTICLE 2.
PURCHASE AND SALE OF THE ASSETS
     2.1 Purchase and Sale of the Assets. At the Closing, upon the terms and subject to the conditions contained herein, Seller shall sell to Purchaser, effective as of the Closing, free and clear of all Encumbrances, and Purchaser shall purchase and acquire from Seller, all of Seller’s and its Subsidiaries right, title and interest in and to the following:
          (a) The tangible assets listed on Schedule 2.1(a) (the “Tangible Assets”);
          (b) All reasonably useable raw materials owned by Seller as of the Closing held for use in, and that are useable for, the production of Seller SMECs that are practicably capable of becoming SMECs that will be useable and acceptable to Coloplast (the “Raw Materials”);
          (c) All work-in-progress Seller SMECs (the “WIP”) owned by the Seller as of the Closing, that are practicably capable of becoming SMECs that are useable and acceptable to Coloplast;
          (d) All finished goods inventory of Seller SMECs (the “Finished Goods”), owned by the Seller as of the Closing, that are useable and acceptable to Coloplast;
          (e) The Purchaser SMECs; and
          (f) The IPR owned by Seller that: (i) is not (A) Registered IPR, (B) IPR transferred to Coloplast pursuant to the Coloplast Purchase Agreement, or (C) Patents, Marks, Internet Properties or Customer Information; and (ii) is used exclusively, as of the Closing, in connection with the manufacture of SMECs (the “Transferred IPR” and, collectively with the Tangible Assets, the Raw Materials, the WIP, the Finished Goods and the Purchaser SMECs, the “Assets”).
     2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, for the avoidance of doubt, the Parties agree that Seller is not selling and Purchaser is not purchasing the real property with all improvements now or hereafter located thereon commonly known as 800 Lund Boulevard, Anoka, Minnesota, including the land and the building located thereon (collectively, the “Anoka Facility”) or any other assets (including IPR) of Seller other than the Assets.
     2.3 Bulk Sales. Purchaser hereby waives compliance with the provisions of any applicable laws which relate to the sale of property in bulk in connection with the sale of the Assets to the Purchaser.
     2.4 Retained Liabilities. The parties specifically acknowledge that Purchaser is not agreeing to assume any Liabilities of Seller, whether related to the Assets or otherwise, other than the Purchaser Employment Liabilities, and that nothing in this Agreement, including this Section 2.4, will be construed as an agreement otherwise.
ARTICLE 3.
CLOSING
     3.1 Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, no later than two Business Days after all of the conditions set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their terms are not capable of being satisfied or waived until the Closing), or such other time, place or date as Seller and Purchaser may mutually agree in writing. The time and date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.”
     3.2 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser (unless previously delivered) the following:
          (a) a duly executed counterpart of the Bill of Sale for the Tangible Assets, the Raw Materials, the WIP, the Finished Goods and the Purchaser SMECs in the form attached hereto as Exhibit A (the “Bill of Sale”);
          (b) a duly executed counterpart of the Mutual Settlement and Release in the form attached hereto as Exhibit B (the “Release”);
          (c) a duly executed counterpart of the Stipulation of Dismissal to be filed by Purchaser with the AAA in the form attached hereto a Exhibit C (the “Dismissal”);
          (d) a duly executed counterpart of the lease for the Anoka Facility in the form attached as Exhibit D (the “Lease”); and
          (e) A duly executed counterpart of the termination in the form attached as Exhibit E (the “Termination”) which provides for the termination of (i) the Male External Catheter License,

Sales and Distribution Agreement (including the Patent License, the Technology License and the Confidential Information thereunder), between Purchaser and Seller dated as of April 24, 1991, as amended by the Settlement Agreement between Purchaser and Seller with an effective date of September 8, 1995 (the “MEC Agreement”), pursuant to which termination, among other things, Seller will relinquish its right to use any IPR or confidential information of Purchaser licensed thereunder; (ii) the Supply Agreement between Purchaser and Seller dated October 1, 2001; and (iii) the Foley Catheter Sales and Distribution Agreement between Purchaser and Seller dated as of April 24, 1991. Notwithstanding the foregoing, and for the avoidance of doubt, the Termination shall not restrict or limit in any way the covenants made and licenses granted pursuant to Article 4 hereof.
     3.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to deliver to Seller (unless previously delivered) the following:
          (a) $750,000 in cash representing the aggregate purchase price for the Tangible Assets and the Transferred IPR by wire transfer of immediately available federal funds to an account specified by Seller;
          (b) an amount of cash equal to the aggregate Purchase Price for the Purchaser SMECs, the Raw Materials, the WIP and the Finished Goods by wire transfer of immediately available federal funds to an account specified by Seller (together with (a) above, the “Cash Consideration”);
          (c) a duly executed counterpart of the Bill of Sale;
          (d) a duly executed counterpart of the Release;
          (e) a duly executed counterpart of the Dismissal;
          (f) a duly executed counterpart of the Lease; and
          (g) a duly executed counterpart of the Termination.
     3.4 Transfer Taxes. Purchaser shall be responsible for and shall pay when due any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the transactions contemplated by this Agreement (the “Transfer Taxes”). The Parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes. The Party required by law to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Purchaser shall promptly pay Seller for any Transfer Taxes so payable by Seller upon receipt of notice that such Transfer Taxes have become payable.
     3.5 Delivery; Further Assurances.

          (a) On the Closing Date, Seller shall deliver to Purchaser at the Anoka Facility, all of the Assets with the exception of Assets delivered by electronic means. All Assets capable of being delivered by electronic means shall be delivered by electronic means as mutually agreed upon by Purchaser and Seller.
          (b) Seller shall, at any time and from time to time after the Closing, upon the request of Purchaser and at the expense of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required, or to vest in Purchaser all of the Seller’s right, title and interest in the Assets. Each of the Parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Purchaser shall be solely responsible for the filing and recordation of any transfer documents following the Closing.
ARTICLE 4.
INTELLECTUAL PROPERTY LICENSES
     4.1 Seller License. Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller and its Subsidiaries hereby grant to Purchaser and its Subsidiaries a worldwide, perpetual, irrevocable, fully paid-up, non-exclusive right and license under all of Seller’s rights in the Licensed IPR, to use, copy, create Derivative Works from, sell, and distribute the Assets, or any products and provide any services, in the Licensed Field.
     4.2 Purchaser License and Covenant.
          (a) Subject to the terms and conditions of this Agreement, effective as of the Closing, Purchaser and its Subsidiaries hereby grant Seller and its Subsidiaries, and Seller and its Subsidiaries retain, under the Transferred IPR, a worldwide, perpetual, fully paid-up, non-exclusive right and license to use, copy, create Derivative Works from, sell and distribute products, and provide services, based upon the Residuals. “Residuals” means any IPR provided under or relating to the MEC Agreement (including Confidential Information as defined thereunder) or any Transferred IPR that is retained in the unaided memory of employees of Seller or its Subsidiaries following the Closing.
          (b) Without limiting Section 4.2(a), Purchaser agrees, effective commencing as of the Closing, that neither it nor any of its Subsidiaries will bring any action or assert any claim against Seller, its Subsidiaries, their successors, or Coloplast based upon or alleging that any trade secrets or other information or materials in the possession of, known to, or used by Seller, as of the date hereof or transferred or disclosed by Seller to Coloplast in connection with the Coloplast Purchase Agreement was or is misappropriated by Seller (or Coloplast) from Purchaser, violates

Purchaser’s trade secret rights, or infringes Purchaser’s copyrights, in each case outside the Licensed Field. Coloplast shall be deemed an express third party beneficiary with rights of enforcement under this Section 4.2(b) to the extent this Section 4.2(b) relates to any assets acquired by Coloplast from Seller.
     4.3 Existing Licenses. All licenses granted by a Party (“Licensor Party”) to the other Party or its Subsidiaries, as applicable (“Licensee Party”) under this Article 4 are subject to any and all Contracts between the Licensor Party and any third Person entered into prior to the Closing.
     4.4 Reservation of Rights. Each of the Licensor Parties hereby reserves all rights not expressly granted hereunder. No implied licenses are granted by Seller or Purchaser with respect to any of the Assets or pursuant to any term of this Agreement.
     4.5 Trade Secret Protection and Use. Notwithstanding the retention of ownership of any Trade Secrets by Seller (and the license granted thereto to Purchaser), or transfer of ownership of Trade Secrets to Purchaser (with a license retained thereto by Seller) hereunder, each Party agrees (i) nothing set forth herein shall limit either Party’s rights to enforce its rights with respect to any misappropriation following the Closing by third parties of such Trade Secrets or to protect the confidentiality of such Trade Secrets regardless of whether such Trade Secrets are licensed to, or owned by such Party, and (ii) each Party shall treat the Trade Secrets of the other with at least the same degree of care, as its does its own like Trade Secrets, but in no event with less than reasonable care; provided that each Party may use and disclose the Trade Secrets of the other within the scope of the licenses granted hereunder.
     4.6 Transfer and Sublicensing. Except with respect to the license granted to Purchaser pursuant to Section 4.7, the Licensee Party may transfer, assign or sublicense the licenses granted to it hereunder; provided, however, that with respect to the license to Residuals granted to Seller pursuant to Section 4.2(a) hereof, such license may not be transferred, assigned or sublicensed by Seller (i) to Coloplast or (ii) to any other person except pursuant to a Change of Control of Seller.
     4.7 License to Transition Marks.
          (a) Seller hereby grants to Purchaser, effective as of the Closing, a non-exclusive, non-transferable license under the Transition Marks (as defined below) to use such Transition Marks in connection with the sale and distribution of Transition Products (as defined below) in the U.K. in substantially the same manner that such Transition Marks were used by Seller or Mentor Medical Limited in the U.K. prior to the Closing. All goodwill associated with the use of such Transition Marks shall inure to the benefit of Seller.
          (b) Purchaser shall maintain the quality of the goods with which such Transition Marks are used at least at the same level maintained by Seller prior to the Closing. Without limiting the foregoing, Purchaser shall not (i) use the Transition Marks in a manner that detracts from the goodwill associated with such Transition Marks or in a manner contrary to the reasonable instructions of Seller, (ii) co-brand the Transition Products with any other Marks without the prior written consent of Seller, or (iii) sell any Transition Product beyond its shelf life or in any other improper manner. Purchaser shall not make any warranty, express or implied, to any third party on behalf of Seller with respect to the Transition Products and except as may be otherwise provided under this Agreement shall be solely responsible for all Transition Products sold by it.
          (c) Purchaser will use reasonable commercial efforts, subject to regulatory requirements, to cease using the Transition Marks as promptly as practicable following the Closing, and replace such Transition Marks with new Marks owned by Purchaser. Without limiting the generality of the foregoing, in no event may Purchaser market, package, sell or promote any product under or bearing a Transition Mark after the last day of the ninth (9th) month following the Closing Date.
          (d) Purchaser will sell Transition Products in inventory on a first-in-first-out (FIFO) basis in advance of any other products that are reasonable substitutes for the Transaction Products but which other products do not bear the Transition Marks.
          (e) For the purposes of this Section 4.7, (i) “Transition Products” means all SMECs in Mentor Medical Limited’s inventory that are purchased by Purchaser from Coloplast under the MML Purchase Agreement, and (ii) “Transition Marks” means all Marks used by Seller or Mentor Medical Limited in the U.K. that use or contain the letter string “MENTOR” prior to the Closing in connection with the distribution and sale of SMECs by Mentor Medical Limited which are affixed as of the Closing to the Transition Products.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser that:
     5.1 Organization and Qualification/Ownership of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate the Assets. Each of Seller’s Subsidiaries which owns Assets (each, a “Selling Subsidiary”) is an entity duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of organization and has all requisite corporate (or similar) power and authority to own, lease and operate the Assets. Seller and the Selling Subsidiaries are each duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect.
     5.2 Due Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Operative Agreements, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller, and this Agreement and each Operative Agreement to which Seller is a party are, upon execution and delivery hereof and thereof by Seller, valid and binding obligations of Seller, enforceable against it in accordance with the terms hereof and thereof (except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).
     5.3 No Conflict. Except as set forth in Schedule 5.3, neither the execution and delivery by Seller of this Agreement or any of the Operative Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will: (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the Articles of Incorporation or Bylaws of Seller or the like organizational documents of each Selling Subsidiary, (ii) any order, judgment, decree, writ or injunction expressly applicable by its terms to any of the Assets (but not including an order, judgment, decree, writ or injunction of general applicability), (iii) to the Knowledge of Seller, any Law or other order, judgment, decree, writ or injunction applicable to any of the Assets, or (iv) any of the terms, conditions or provisions of any Contract to which Seller or its Subsidiaries is a party or by which Seller or its Subsidiaries (or any of the Assets) is subject or bound which conflict, breach, violation or default would have a Seller Material Adverse Effect; or (b) require Seller or, to the Knowledge of Seller, Purchaser to obtain any authorization, consent, approval or waiver from, or to notify or to make any filing with, any Governmental Authority.
     5.4 Title to Assets. Seller has good and marketable title to the Assets (other than the Transferred IPR), free and clear of all Encumbrances. Seller owns all right, title and interest in and to all of the Transferred IPR and/or has the right and authority to transfer such Transferred IPR to Purchaser in accordance with the terms hereof free and clear of all Encumbrances.
     5.5 Brokers. Seller and its Subsidiaries has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement that is not the sole obligation of Seller.
     5.6 Employees. As of the date hereof, none of the Offered Employees are on an approved leave of absence from work with Seller nor as of the date hereof has any such Offered Employee provided written notice to Seller’s human resources department in accordance with Seller’s human resource policies that he or she intends to take an approved leave of absence from work after the date hereof.
     5.7 Exclusive Warranties. Except as set forth in this Article 5, Seller does not make any representations or warranties, expressly or impliedly, with respect to the Assets, which are being sold “AS IS” in all respects with all faults and without any other warranties of any kind. EXCEPT AS SPECIFICALLY CONTAINED IN THIS ARTICLE 5, SELLER EXPRESSLY DISCLAIMS

ALL OTHER EXPRESS, STATUTORY AND IMPLIED WARRANTIES AND CONDITIONS, INCLUDING THE IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, SATISFACTORY QUALITY, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF PURCHASER’S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.
ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller as follows:
     6.1 Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to purchase the Assets in accordance with the terms of this Agreement.
     6.2 Due Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Operative Agreements, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed by Purchaser, and this Agreement and each Operative Agreement to which Purchaser is a party are, upon execution and delivery hereof and thereof by Purchaser, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof (except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).
     6.3 No Conflict. Neither the execution and delivery by Purchaser of this Agreement or any of the other documents contemplated hereby, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will: (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the Articles of Incorporation or Bylaws of Purchaser, (ii) any order, judgment, decree, writ or injunction expressly applicable by its terms to Purchaser (but not including an order, judgment, decree, writ or injunction of general applicability), (iii) to the Knowledge of Purchaser, any Law or other order, judgment, decree, writ or injunction of general applicability that is applicable to the Purchaser or (iv) any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser is bound which conflict, breach, violation or default would have a Purchaser Material Adverse Effect; or (b) require Purchaser, or to the Knowledge of Purchaser, Seller, to obtain any authorization, consent, approval or waiver from, or to notify or to make any filing with, any Governmental Authority.
     6.4 Sufficiency of Funds. The Purchaser has available, and will have available at the Closing, sufficient funds to enable it to consummate the transactions contemplated hereby and by the other Operative Agreements.
     6.5 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement that is not the sole obligation of Purchaser.
     6.6 Exclusive Warranties. Purchaser acknowledges that, except for the express representations and warranties set forth in Article 5, Seller does not make any representations or warranties, expressly or impliedly, with respect to the Assets, which are being sold “AS IS” in all respects with all faults and without any other warranties of any kind. PURCHASER ACKNOWLEDGES THAT EXCEPT AS SPECIFICALLY CONTAINED IN ARTICLE 5, SELLER EXPRESSLY DISCLAIMS ALL OTHER EXPRESS, STATUTORY AND IMPLIED WARRANTIES AND CONDITIONS, INCLUDING THE IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, SATISFACTORY QUALITY, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF PURCHASER’S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.
ARTICLE 7.
CONDITIONS
     7.1 Conditions to Obligations of Purchaser and Seller. All obligations of Purchaser and Seller to effect the Closing hereunder are subject to the satisfaction at or prior to the Closing of the conditions precedent that follow, any one or more of which may be waived in writing, in whole or in part, by Seller and Purchaser acting jointly:
          (a) No Injunction or Restraints; Illegality. No provision of any applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated hereby in any material respect and no litigation or proceeding shall be pending by any Governmental Authority seeking to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated hereby in any material respect which would reasonably be expected to succeed.
          (b) Governmental Approvals. All material consents, approvals and actions of, filings with and notice to any Governmental Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.
          (c) Coloplast Closing. The “Closing” as defined in the Coloplast Purchase Agreement shall have occurred or shall occur simultaneously with the Closing.
          (d) Purchaser-Coloplast Agreements. Purchaser and Coloplast shall have entered into: (i) that certain Agreement by and among Purchaser, Coloplast, Mentor Medical Limited, Coloplast Limited and Rochester Medical Limited dated as of the date hereof pursuant to which, among other things, Purchaser will purchase from Coloplast, and Coloplast will sell to Purchaser, certain assets and liabilities pertaining to the sale of SMECs in the United Kingdom (the “MML Purchase Agreement”); (ii) that certain Private Label Distribution Agreement dated as of the date hereof; and (iii) that certain Patent Cross-License Agreement dated as of the date hereof.
     7.2 Conditions to Obligations of Purchaser. All obligations of Purchaser to effect the Closing hereunder are subject to the satisfaction at or prior to the Closing of the conditions precedent that follow, any one or more of which may be waived in writing, in whole or in part, exclusively by Purchaser in its sole discretion:
          (a) Closing Deliverables. Seller shall have made all the deliveries required to be made by Seller pursuant to Section 3.2.
          (b) Representations and Warranties. The representations and warranties set forth in Article 5 shall be true and correct in all material respects on date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.
          (c) Performance. Seller and/or its Subsidiaries shall have performed and complied in all materials respects with each of the agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by Seller and/or its Subsidiaries at or prior to the Closing.
          (d) Officer’s Certificate. Purchaser shall have received at the Closing, with respect to Seller, a certificate, dated as of the Closing Date, of an appropriate officer of Seller certifying that the conditions set forth in Section 7.2(b) and Section 7.2(c) have been satisfied.
     7.3 Conditions to Seller’s Obligations. All obligations of Seller to effect the Closing hereunder are subject to the satisfaction at or prior to the Closing of the conditions precedent that follow, any one or more of which may be waived in writing, in whole or in part, exclusively by Seller in its sole discretion:
          (a) Closing Deliverables. Purchaser shall have made all the deliveries required to be made by Purchaser pursuant to Section 3.3.

          (b) Representations and Warranties. The representations and warranties set forth in Article 6 shall be true and correct in all material respects on date hereof and as of the Closing as though such representations and warranties were made on and as of the Closing.
          (c) Performance. Purchaser and/or its Subsidiaries shall have performed and complied in all materials respects with each of the agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by Purchaser and/or its Subsidiaries at or prior to the Closing.
          (d) Officer’s Certificate. Seller shall have received at the Closing, with respect to Purchaser, a certificate, dated as of the Closing Date, of an appropriate officer of Purchaser certifying that the conditions set forth in Section 7.3(b) and Section 7.3(c) have been satisfied.
ARTICLE 8.
EMPLOYEE MATTERS
     8.1 Employee Offers. On a date or dates to be mutually agreed upon by Purchaser and Seller, which shall be no later than the tenth (10th) Business Day after the date Seller delivers Schedule 8.1 to Purchaser, Purchaser will extend an offer of employment to each employee of Seller listed on Schedule 8.1 (each, an “Offered Employee”), which schedule will provide with respect to each Offered Employee his or her current position/title, base salary, benefits and time of service.. Each such offer shall provide for employment by Purchaser effective only as of and after the Closing Date and at a job responsibility level and title that is substantially similar to or higher than such Offered Employee’s employment with Seller for the year prior to the date of the offer. Effective only as of the Closing and after the Closing Date, Purchaser will hire each Offered Employee who accepts the offer of employment extended to such individual by Purchaser (each, a “Transferred Employee”). Notwithstanding the foregoing, any Offered Employee who is, at the time an offer of employment is required under this Section 8.1 to be made, on a Seller’s (or a Subsidiary’s thereof) approved leave of absence from work, shall not become an employee of Purchaser (and shall not be considered a Transferred Employee) unless and until such employee becomes eligible to return to active employment within one year after the Closing Date in accordance with Seller’s human resource policies and applicable Laws and actually commences employment with Purchaser.
     8.2 Service Credit; Waivers; Credits. Provided Seller provides Purchaser at the Closing with a certificate of credible coverage under HIPAA for all Transferred Employees, Purchaser shall provide each Transferred Employee with credit for purposes of eligibility, vesting and benefit accrual under the Purchaser Benefits Plans for Years of Service on and prior to the Closing Date with Seller and its Subsidiaries credited under the comparable Seller Benefits Plans, including recognition of such service for purposes of determining Transferred Employees’ amount of paid time off or vacation and severance benefits; provided, however, that, except as provided in Section 8.6 or Section 8.7, in no event shall Purchaser be required to provide any service credit to any Transferred Employee to the extent the provision of such credit would result in any duplication of benefits or would cause one of the Purchaser Benefit Plans to fail to satisfy the nondiscrimination requirements under federal law (including the Code). Purchaser shall cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable under Seller Benefits Plans) under any Purchaser Benefits Plans to be waived with respect to Transferred Employees and their eligible dependents, provided that if required by Purchaser such employees present a certificate of creditable coverage. Purchaser shall provide the Transferred Employees and their eligible dependents with credit for any deductibles and annual out-of-pocket limits for medical, dental and vision expenses paid during the applicable period under any Purchaser Benefits Plans in satisfying any deductibles and annual out-of-pocket limits for medical, dental and vision expenses for the corresponding period under the Purchaser Benefits Plans.
     8.3 401(k) Plan. To the extent permitted under Section 401(k) of the Code and regulations issued thereunder, Transferred Employees who participate in Seller’s 401(k) plan shall be eligible to receive, at their election, a distribution of their account balance from Seller’s 401(k) plan after the Closing Date. Purchaser shall use reasonable efforts to cause its 401(k) plan to accept eligible rollovers of such distributions, provided that Purchaser determines that receipt of any such rollover will not result in a disqualification of Purchaser’s 401(k) plan. Rollovers relating to any Transferred Employee may include participant loans, provided that it is permitted by Purchaser’s 401(k) plan (it being expressly understood that Purchaser is not obligated to amend Purchaser’s 401(k) plan to accept rollovers).
     8.4 FSA. Promptly after the Closing Date, Seller shall transfer and Purchaser shall accept the flexible spending account elections, liabilities and accounts (maintained pursuant to Code Sections 105 and 129) of the Transferred Employees under Seller’s Section 125 plan flexible spending arrangement. Promptly after the Closing Date, Seller shall cause to be transferred to Purchaser the aggregate net cash amount (determined immediately prior to the Closing) for contributions paid (but not yet reimbursed) by or on behalf of the Transferred Employees under Seller’s Section 125 plan flexible spending arrangement.
     8.5 Vacation. Seller shall allow Transferred Employees to transfer any accrued but unused vacation time (which vacation time was accrued in accordance with Seller’s policies consistent with past practice) to Purchaser. Only Transferred Employees who submit a vacation consent form, prior to the Closing Date, are eligible to transfer vacation time to Purchaser. To the extent permitted by law, Purchaser shall assume such accrued but unused vacation time and allow each Transferred Employee to use such accrued vacation time after the Closing Date. The transfer of vacation time shall not affect each Transferred Employee’s accrual of vacation under Purchaser’s vacation policies. Seller shall be liable for and pay in cash an amount equal to any accrued but unused vacation time to any (i) Transferred Employee who has not executed a vacation consent form or (ii) any Offered Employee who declines to accept Purchaser’s offer of employment made in accordance with Section 8.1, and whose employment terminates prior to the Closing.
     8.6 Compensation and Benefits. Purchaser will compensate each Transferred Employee (so long as any such Transferred Employee remains employed by Purchaser or any Subsidiary thereof, and subject to Purchaser’s termination rights and resulting severance obligations under Section 8.7) for at least one year after the Closing as follows:
          (a) Each Transferred Employee shall receive a rate of total cash compensation, including base salary rate and target bonus opportunity, which shall be at least substantially similar to the total cash compensation opportunity provided to the Transferred Employee by Seller immediately prior to the date of this Agreement;
          (b) Each Transferred Employee shall participate in Purchaser’s health and welfare benefit plans, which shall provide for benefits that are at least substantially similar to the health and welfare benefits provided under those Seller Benefits Plans in effect immediately prior to the Closing, or if a Transferred Employee is not eligible to participate in Purchaser’s health plans and the Transferred Employee elects COBRA under Seller’s health plan, then Purchaser shall pay the Transferred Employee’s COBRA premiums for up to 12 months; and
          (c) Each Transferred Employee shall participate in Purchaser’s other benefit plans provided to employees of Purchaser of a similar level of job responsibility as the Transferred Employee.
     Following the 12-month period immediately after the Closing Date and thereafter, Transferred Employees shall participate in the Purchaser’s severance program provided to similarly situated Purchaser employees and be provided credit for years of service under such severance program for their service with Seller and Purchaser.
     8.7 Severance. Purchaser shall provide any Transferred Employee whose employment is terminated by Purchaser (other than employees terminated for Cause) or who resigns as a result of a Constructive Termination, in each case within the 12-month period immediately following the Closing Date, with severance payments and benefits, such Transferred Employee shall be provided the following exclusive severance benefits: (i) 2 weeks pay for each full year of service at Seller and Purchaser, subject to a minimum of 8 weeks pay, (ii) 30 days notice of termination, or if less than 30 days notice is provided, payment for each scheduled working day during the period from the time of termination until the 30th day after notice was given, and (iii) COBRA benefits as required by Law.
     8.8 Employment-Related Assumed Liabilities. Purchaser, to the exclusion of Seller, assumes, accepts and shall be fully responsible for any and all Losses, Liabilities or claims to the extent arising out of or relating to: (a) Purchaser’s alleged failure to make, or failure to make, offers of employment to Offered Employees in keeping with its obligations under Section 8.1; (b) the employer-employee relationship, or Purchaser’s employment or termination of employment, of any Transferred Employee, in each case, on or after the Closing Date; (c) any Purchaser Benefits Plans; and (d) workers’ compensation claims of any Transferred Employee arising out of conditions with a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) that begins prior to but continues after the Closing Date (collectively referred to herein as “Purchaser Employment Liabilities”). Notwithstanding the preceding sentence, Purchaser shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents on or after the Closing Date. Purchaser shall reimburse, indemnify and hold harmless Seller and each of its Subsidiaries and their respective Employee Benefits Plans from and against any and all Losses incurred by any of them in connection with any Purchaser Employment Liabilities.
     8.9 Employment-Related Excluded Liabilities. Seller, to the exclusion of Purchaser, assumes, accepts and shall be fully responsible for any and all Losses, Liabilities or claims to the extent arising out of or relating to: (a) the employer-employee relationship, or Seller’s employment of, or the termination of employment of any Transferred Employee, in each case, on or before the Closing Date; (b) any Seller Benefits Plans; and (c) workers compensation claims of Transferred Employees arising out of conditions with a date of injury, (or in the case of a claim relating to occupational illness or disease, the last significant exposure) that begins and ends on or before the Closing Date (collectively referred to herein as “Seller Employment Liabilities”). Notwithstanding the preceding sentence, Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date. Seller shall reimburse, indemnify and hold harmless Purchaser and each of its Subsidiaries and their respective Employee Benefits Plans from and against any and all Losses whenever asserted or incurred by any of them in connection with any Seller Employment Liabilities.
     8.10 Timing of Claims Incurred. For purposes of Section 8.8 and Section 8.9, a claim is deemed incurred when all facts and circumstances giving rise to the claim have occurred and specifically: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long term disability benefits, when the disability occurs; in the case of workers compensation benefits, as described in Section 8.8 and Section 8.9 above; and otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).
     8.11 No Modification of At-Will Employment; Other Positions. Nothing contained herein is intended as a guarantee of employment for any of the Transferred Employees for any specified period of time or to limit in any way (i) the Transferred Employees’ status as “at-will” employees or (ii) Purchaser’s right to terminate the employment of any Transferred Employee (following the offer of employment required pursuant to Section 8.1 and subject to the severance provision in Section 8.7). Nothing contained herein is intended to limit Purchaser and any Transferred Employee from mutually agreeing at any time following the Closing to a new position at Purchaser, other than the position offered by Purchaser to the Transferred Employee pursuant to this Article 8, upon such terms and conditions as the Transferred Employee and Purchaser may mutually agree, including at a level of compensation, benefits or responsibility different from the initially offered employment pursuant to this Article 8.

ARTICLE 9.
OTHER AGREEMENTS
     9.1 Conduct of Business. From the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to maintain the Assets in the condition of such Assets as of the date hereof, normal wear and tear and conversion of Raw Materials and WIP into Finished Goods in the ordinary course excepted, and shall not transfer any of the Assets except for sales of finished goods in the ordinary course of business.
     9.2 Stay of Arbitration. The Parties agree the Arbitration shall be stayed until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms. The Parties shall take any action necessary to notify the AAA of such stay and will not make any filing with the AAA during the stay other than such notification.
     9.3 Purchase Requirements Under the Supply Agreement. The Parties hereby acknowledge and agree that as of April 1, 2006 and thereafter, the Annual Minimum Purchases requirements and provisions set forth in Section 1.2 of the MEC Agreement shall not be applicable to or enforceable against Seller with respect to all periods beginning on or after April 1, 2006; provided, however, that if this Agreement terminates prior to Closing, Seller shall be obligated to satisfy its Annual Minimum Purchases requirements set forth in Section 1.2 of the MEC Agreement for the period on and after April 1, 2006 which would have otherwise been required without reference to the foregoing for the entire period beginning on April 1, 2006 and ending upon the expiration or termination of the MEC Agreement, but without penalty to Seller for failure to timely make any required minimum purchases during the period from April 1, 2006 until the termination of this Agreement. Except as provided in the preceding sentence, the remaining provisions of the MEC Agreement shall remain in effect until the delivery of the Termination at Closing.
     9.4 Public Announcement. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable Laws, regulatory requirement or the rules of any national stock exchange or over the counter trading market upon which their respective securities are listed for trading, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other.
     9.5 Confidentiality
          (a) Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect and survive the execution of this Agreement, the Closing, the consummation of the transactions contemplated hereby and by the Operative Agreements and/or the termination of this Agreement for seven (7) years. The Parties hereby agree that the term “Evaluation Material,” as used in the Confidentiality Agreement shall be deemed to include (i) all exhibits, schedules, certificates and other documents executed or delivered in connection with this Agreement, the other

Operative Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) all proprietary and confidential information concerning Seller and its Subsidiaries, which includes all proprietary and confidential information of Seller and its Subsidiaries with respect to SMECs, and (iii) all documents and materials contained in Seller’s data room, or otherwise furnished or made available (directly or indirectly) to Purchaser or its Subsidiaries; provided, however, that after the Closing, with respect to Purchaser, the foregoing shall not apply to such information that (1) is embodied exclusively in the Assets and (2) is not also related to any business or assets of Seller (or a Subsidiary thereof) not transferred to Purchaser under this Agreement. In addition, notwithstanding any other provision of the Confidentiality Agreement, and this Agreement, Purchaser and its Subsidiaries and Seller and its Subsidiaries may include this Agreement (excluding schedules thereto) and the other Operative Agreements in or as an exhibit to any report, form or registration statement filed with or furnished to the SEC to the extent required under the Securities Act of 1933 or the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Seller agrees to treat and hold confidential any information concerning the Assets that is not (other than by virtue of Seller’s violation of this Section 9.5(a)) generally available to the public; provided, however, that nothing in this Section 9.5(a) shall prohibit Seller or any of its Subsidiaries from complying with applicable Laws or the rules and regulations of any national or foreign stock exchange or over the counter trading market upon which their respective securities are listed for trading.
          (b) Release of Certain Confidentiality Obligations. Effective as of the Closing, Seller shall, or shall cause its applicable Subsidiary to, release the Transferred Employees from any confidentiality obligations they may have to Seller (or a Subsidiary thereof) with respect to trade secret, confidential and other information that relates to the Assets, but only to the extent such information does not also relate to any business or assets of Seller (or a Subsidiary thereof) not transferred to Purchaser (or a Subsidiary thereof) under this Agreement.
     9.6 Return of Non-Transferred Assets. If at any time within 12 months following the Closing Date, Purchaser becomes aware of any assets that were delivered to Purchaser in connection with this Agreement that are not Assets, Purchaser shall promptly notify Seller of such assets in its possession, and shall return (or at Seller’s discretion, destroy) such assets, including all copies thereof. In any case, Purchaser agrees to keep and treat all such assets as Evaluation Material in accordance with the terms of the Confidentiality Agreement.
     9.7 Mail Handling. Following the Closing Date, to the extent that Purchaser and/or any of its Subsidiaries receives any mail or packages addressed to Seller or any of its Subsidiaries and delivered to Purchaser and/or any of its Subsidiaries, Purchaser shall promptly deliver such mail or packages to Seller. Following the Closing, to the extent Seller or any of its Subsidiaries receives any mail or packages addressed and delivered to Seller but relating to the Assets, Seller shall, or shall cause such Subsidiaries to, promptly deliver such mail or packages to Purchaser.
     9.8 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the Parties to this Agreement shall use commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions precedent to this Agreement, set forth in Article 7.
     9.9 Raw Materials, WIP and Finished Goods.
          (a) Following the execution hereof, Seller shall allow Purchaser and Coloplast reasonable access to inspect the Raw Materials, WIP and Finished Goods. The inspection shall occur at a time mutually agreed by the Parties, and in any event shall occur not later than the third Business Day prior to the Closing Date. If prior to the Closing, Coloplast concludes and notifies Seller or Purchaser that:
               (i) any of the Raw Materials or WIP proposed by Seller to be transferred hereunder are not practicably capable of becoming SMECs that will be useable and acceptable by Coloplast, or
               (ii) any of the Finished Goods proposed by Seller to be transferred hereunder are not useable and acceptable to Coloplast, then Purchaser shall not be obligated to purchase such Raw Materials, WIP or Finished Goods, as the case may be, and the Cash Consideration will be adjusted accordingly.
          (b) If on or before the 30th day after the Closing Date, Coloplast concludes and notifies Purchaser or Seller in writing that
               (i) any of the Raw Materials transferred hereunder are not practicably capable of becoming SMECs that will be useable and acceptable by Coloplast and such Raw Materials are returned to Seller in substantially the same condition as delivered to Purchaser by Seller pursuant to the terms hereof, or
               (ii) any of the Finished Goods transferred hereunder are not useable and acceptable to Coloplast and such Finished Goods are returned to Seller in substantially the same condition as delivered to Purchaser by Seller pursuant to the terms hereof, then following the return thereof Seller will refund to Purchaser an amount of Cash Consideration equal to the amount paid by Purchaser for such returned Raw Materials or Finished Goods, as the case may be.
          (c) In the event Coloplast provides a written notice to either Party pursuant to subsection (a) or (b) above, such Party shall promptly notify the other of such notice from Coloplast.
     9.10 Access to Records. Following the Closing, each party will provide the other party and such other party’s independent registered public accountants reasonable access during normal business hours to (and use commercially reasonable efforts to cause the party’s independent registered public accountants to provide the other party and the other party’s registered independent public accountants reasonable access to) such books, records, workpapers and data as may be reasonably requested by such other party to allow such other party and its independent registered public accountants to conduct an audit or review of the Assets for such periods as such other party may require for their financial reporting purposes required in connection with any report required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The parties mutually agree to reasonably assist each other and their respective independent registered public accountants in conducting any such audit or review; provided, that each party shall be responsible for the cost of its own audit and shall pay to the other party the reasonable out of pocket costs actually incurred by such party to provide the requested assistance. The parties mutually agree to use their commercially reasonable efforts to cause their independent registered public accountants to provide each other with any consents of their independent registered public accountants necessary for such party to satisfy the financial reporting requirements under applicable accounting rules of the Securities and Exchange Commission.
     9.11 Payment of Outstanding Invoices The Parties agree that nothing herein shall affect the obligation of Seller (or the Subsidiaries of Seller, if applicable) to pay all outstanding invoices from Purchaser related to Purchaser SMECs that have been shipped to Seller or its Subsidiaries prior to the date hereof.
ARTICLE 10.
TERMINATION
     10.1 Term. Unless terminated pursuant to Section 10.2 or as otherwise expressly set forth herein, this Agreement shall continue in full force and effect until full and final performance of all of the terms herein.
     10.2 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual signed written consent of Purchaser and Seller;
          (b) by either Party if:
               (i) a Law is in effect having the effect of permanently restraining, enjoining or otherwise prohibiting, in a material respect, the consummation of the transactions contemplated by this Agreement, which Law is final and nonappealable; or
               (ii) the Closing shall not have occurred on or before the End Date; provided, however, that the failure of the Closing to occur is not due to a material breach hereof by the Party seeking termination;

          (c) by Purchaser: in the event of a Warranty Breach or Covenant Breach by Seller such that the conditions set forth in Section 7.2(b) or Section 7.2(c), as applicable, would not be satisfied; provided, however, that Seller is given notice to cure such breach and does not cure such breach within 30 days after receipt of notice from Purchaser requesting such breach be cured; or
          (d) by Seller: in the event of a Warranty Breach or Covenant Breach by Purchaser such that the conditions set forth in Section 7.3(b) or Section 7.3(c), as applicable, would not be satisfied; provided, however, that Purchaser is given notice to cure such breach and does not cure such breach within 30 days after receipt of notice from Seller requesting such breach be cured.
     10.3 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 10.2 shall give written notice of such termination to the other Party.
     10.4 Effect of Termination. In the event that this Agreement shall be validly terminated pursuant to Section 10.2, this Agreement shall forthwith terminate and be of no further force and effect; provided, however, that (a) any agreements contained herein that expressly provide for survival after termination of this Agreement and Section 9.5(a) and Article 11 (other than Section 11.1) shall survive the termination hereof unless otherwise agreed by the Parties in writing, and (b) nothing herein shall relieve any Party from Liability for any breach of this Agreement or fraud arising prior to such valid termination. Termination of this Agreement will not be an election of remedies and shall not limit the Liability of any Party for breach of this Agreement.
ARTICLE 11.
MISCELLANEOUS
     11.1 Survival of Representations. Other than the exclusive warranties contained in Section 5.7 and Section 6.6, which shall survive indefinitely, the representations and warranties of the Parties contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate on the date that is twelve (12) months after the Closing Date.
     11.2 Notices.
          (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile (with acknowledgment of complete transmission together with notice by telephone (either to a person or by voice mail message) to the confirmatory telephone numbers below, provided that such confirmatory telephone numbers shall allow for voice mail messages to be left 24 hours per day, seven days per week) or sent by registered or certified mail, or recognized overnight courier, charges prepaid, addressed as follows

If to Seller:	Mentor Corporation

201 Mentor Drive
Santa Barbara, California 94311
Attention: General Counsel
Facsimile No.: (805) 879-6008
Phone: (805) 879-6000 (for confirmation purposes only)

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Bradley L. Finkelstein, Esq.
Facsimile No.: 650-493-6811
Phone: (650) 493-9300 (for confirmation purposes only)

If to Purchaser:	Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976
Attention:Anthony J. Conway, President
Facsimile No.: (507) 533-9725
Phone: (507) 533-9600 (for confirmation purposes only)

With a copy to:	Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402
Attention: Robert A. Kuhns, Esq.
Facsimile No.: (612) 340-8738
Phone: (612) 340-2600 (for confirmation purposes only)
          (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by facsimile, receipt of complete transmission confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, by registered or certified mail, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that if at the time of mailing or within three Business Days thereafter, there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of overnight courier as set forth above.
          (c) Either Party may change its address for service and/or notice at any time by giving notice to the other Party in accordance with this Section 11.2.

     11.3 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars.
     11.4 Sections and Headings. Unless otherwise specified herein, any reference in this Agreement to an Article, Section, paragraph, Schedule or Exhibit refers to the specified Article, Section or paragraph of, or Schedule or Exhibit to, this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Article, Section, paragraph or other provision hereof. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.
     11.5 Rules of Construction. Unless the context otherwise requires, in this Agreement:
          (a) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;
          (b) the word “or” may be conjunctive or disjunctive, as the context may require;
          (c) the words “include”, “includes”, “including” and “particularly” means “include”, “includes” or “including”, in each case, “without limitation”;
          (d) reference to any agreement or other instrument referred to herein shall mean such agreement or other instrument as amended, modified, replaced or supplemented from time to time to the extent permitted by applicable provisions thereof and by this Agreement;
          (e) reference to any statute shall be deemed to be a reference to such statute as amended, re enacted or replaced from time to time;
          (f) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule hereto or the Bill of Sale, the provisions contained in the body of this Agreement shall prevail;
          (g) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and
          (h) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.
     11.6 Construction. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, shall not be applicable in the interpretation of this Agreement.
     11.7 Entire Agreement. This Agreement, together with the Operative Agreements and the schedules and exhibits hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, with respect to the subject matter hereof (including the MOU but excluding the Confidentiality Agreement). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in the other documents executed and delivered by the Parties in connection herewith.
     11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, without regard to any conflicts of law principles.
     11.9 Jurisdiction and Venue. Except with respect to the matters subject to arbitration proceedings set forth in Section 11.12 hereof, the Parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court located in Minneapolis, Minnesota for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any action, suit or proceeding in Minneapolis, Minnesota with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party hereby (a) certifies that no representative, agent or counsel of the other Party has represented, expressly or otherwise, that the other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other Party have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications contained in this Section 11.10.
     11.11 Attorney’s Fees. Except with respect to the matters subject to arbitration proceedings set forth in Section 11.12 hereof, in the event that either Party institutes any litigation proceeding under Section 11.9 to interpret or to enforce this Agreement or any of the Operative Agreements or the rights of the Parties hereunder, the non-prevailing Party shall reimburse the prevailing Party in any such proceeding for the prevailing Party’s attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
     11.12 Arbitration. Any controversy, dispute or claim between the Parties arising out of a breach or alleged breach of the covenants and licenses granted pursuant to Article 4 shall be submitted to mandatory binding arbitration. Such arbitration proceedings shall be held in Minneapolis, Minnesota, in accordance with the rules then obtaining of the American Arbitration Association, except that: (i) the arbitrators shall furnish the parties with a written decision setting forth findings of fact, conclusions of law and an order; (ii) the arbitration panel shall be composed of persons who are knowledgeable in matters of technology licensing; and (iii) a stenographic record shall be made of the arbitration proceedings. Each arbitrator shall be neutral, impartial and independent of the parties and others having any known interest in the outcome, shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators, and shall have no ex parte communications about the case. In addition to any monetary award that may be given, the arbitrators may order or direct either party to do any act required of it by this Agreement or to refrain from the doing of any act or practice that is contrary to this Agreement. This Agreement to arbitrate shall be specifically enforceable. Each Party shall bear its own costs and expense in any such proceedings, but the arbitrators may, in their discretion and consistent with this Agreement without regard to Section 11.11, award costs and attorneys’ fees to either or both of the Parties. Any award rendered by the arbitrators shall be conclusive, final and binding upon the Parties hereto, and nonappealable to any court or forum. Judgment upon such award may be entered in any court of competent jurisdiction.
     11.13 Expenses. Except as otherwise provided herein, each Party shall be responsible for all costs and expenses incurred by it and its Subsidiaries, respectively, in connection with the negotiation of this Agreement and the completion of the transactions contemplated hereby, whether or not the transactions hereby shall have been consummated.
     11.14 Exclusion of Certain Damages. EXCEPT IN THE CASE OF FRAUD, NEITHER PURCHASER (INCLUDING PURCHASER’S SUBSIDIARIES) NOR SELLER (INCLUDING SELLER’S SUBSIDIARIES) SHALL BE RESPONSIBLE FOR ANY INCIDENTIAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING LOSS OF PROFITS OR GOODWILL, IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL SELLER’S OR PURCHASER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNT OF THE CASH CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD THAT LIABILITY FOR CLAIMS FOR INFRINGEMENT OF THE IPR THAT IS THE SUBJECT OF THE LICENSES GRANTED PURSUANT TO ARTICLE 4 HEREOF SHALL NOT BE SO LIMITED TO THE CASH CONSIDERATION.
     11.15 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible and as necessary, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.
     11.16 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party; provided, that either Party may assign any of its rights or obligations under this Agreement pursuant to a Change of Control of such Party, provided that the assignee agrees to be bound by the terms and provisions of this Agreement; provided further that the covenants, licenses, rights and obligations set forth in Article 4 hereof shall be assignable only as and to the extent specifically provided in Section 4.6. Except with respect to the covenants, licenses, rights and obligations set forth in Article 4 hereof which shall be assignable only as and to the extent specifically provided in Section 4.6, each Party and its Subsidiaries shall have the right without consent of the other Party to assign their rights under this Agreement as collateral to their respective lenders after reasonable prior notice to the other Party. Any purported assignment in violation of this Section 11.16 shall be void and no assignment by Purchaser or Seller will relieve Purchaser or Seller from any of their respective obligations hereunder. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the Parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement; provided that Coloplast shall be deemed an express third party beneficiary of Section 4.2(b) hereof with rights of enforcement. Except with respect to Coloplast’s rights pursuant to Section 4.2(b) hereof and with respect to the Parties’ respective successors and permitted assigns, third party enforcement of this Agreement is barred.
     11.17 Amendments and Waiver. No amendment, modification or waiver of, or supplement to, any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.
     11.18 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all and all such counterparts together shall be deemed an original of this Agreement.
[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Agreement to be executed by its duly authorized representative as of the date and year first written above.

MENTOR CORPORATION		ROCHESTER MEDICAL CORPORATION

By:	/s/ Joshua H. Levine	By:	/s/ Anthony J. Conway

Print name: Joshua H. Levine		Print name: Anthony J. Conway
Title: President & CEO		Title: CEO
Signature Page to Asset Purchase Agreement